Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP, INC. REPORTS FISCAL 2008 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS
▪	Fourth quarter revenue increases approximately 16.5% year-over-year

▪	Degreed Enrollment at year-end increases 15.4% year-over-year

▪	Fourth quarter New Degreed Enrollment increases 19.1% year-over-year
Phoenix, Arizona, October 28, 2008 — Apollo Group, Inc. (Nasdaq: APOL) (“Apollo Group,” “Apollo” or “the Company”) today reported financial results for the three months and fiscal year ended August 31, 2008. During the fourth quarter, Charles “Chas” B. Edelstein joined the Company as Chief Executive Officer of Apollo Group. Subsequent to the year-end, Joseph L. D’Amico was appointed President of Apollo Group, in addition to being the Chief Financial Officer and Treasurer.
Chas Edelstein commented, “I am delighted to be a part of the successful and talented team at Apollo Group. In my short time here I have validated my prior belief that this is a world-class organization with tremendous opportunity in its future. I look forward to working with the team as we strengthen and grow our business both domestically and internationally.”
Unaudited Fourth Quarter of Fiscal 2008 Results of Operations
Consolidated revenues for the three months ended August 31, 2008, totaled $831.4 million, which represents a 16.5% increase over the fourth quarter of fiscal 2007. Total Degreed Enrollment grew by 15.4% year-over-year to 362,100. The Company reported net income for the three months ended August 31, 2008, of $229.6 million, or $1.43 per share (160.1 million weighted average diluted shares outstanding), compared to net income of $103.2 million, or $0.60 per share (171.3 million weighted average diluted shares outstanding) for the three months ended August 31, 2007.
During the fourth quarter, the Company reversed its previously recorded charge for estimated damages of $170 million associated with the judgment in a securities class action lawsuit because the Ninth Circuit vacated the earlier judgment.
Before giving effect to this reversal, and to a $9.5 million gain (including interest) during the fourth quarter of 2008 from a third party’s forfeiture of an escrow deposit due to the expiration of their option to purchase the Company’s headquarters building, and to restatement costs of $6.4 million in the fourth quarter of fiscal 2007, net income increased 12.5% to $120.5 million, or $0.75 per share in the fourth quarter of fiscal 2008, as compared to net income of $107.1 million, or $0.62 per share in the fourth quarter of fiscal 2007.

Excluding share-based compensation expense of $4.1 million and $13.2 million in the fourth quarters of fiscal 2008 and 2007, respectively, as well as the special items described above, net income would have been $123.0 million, or $0.77 per share in the fourth quarter of fiscal 2008, as compared to net income of $115.1 million, or $0.67 per share in the fourth quarter of fiscal 2007.
(See the reconciliation of Generally Accepted Accounting Principles (“GAAP”) financial information to non-GAAP financial information in the tables section of this press release.)
“The fourth quarter concluded a transformative and rewarding year for Apollo Group and its stakeholders, as we made solid financial, operational and organizational strides. In fiscal 2008, we grew our revenue by approximately 15% over the prior year, and importantly, for the first time in several years, meaningfully grew earnings per share, while continuing to produce significant cash flow,” said Joseph L. D’Amico. “In the fourth quarter we again reported solid revenue and enrollment growth, and we experienced an increase in the year-over-year growth rate of New Degreed Enrollments for the second quarter in a row. During the fourth quarter we had Degreed Enrollment of 362,100 students, having started a record 83,100 students during the quarter. And, while the overall cost to acquire a student is still higher than we would like, we continue to work diligently and are pleased with the efforts we have in process.”
Greg Cappelli, Executive Vice President, Global Strategy and Assistant to the Executive Chairman added, “During the year, we made significant investments in our core University of Phoenix business, which continues to generate the highest returns for our shareholders. We also invested in several new growth opportunities which we believe will generate incremental shareholder value over time. During the fourth quarter, Apollo Global, which was formed a year ago, completed its second acquisition, the purchase of a majority stake in Universidad Latinoamericana, S.C. (“ULA”), a private university based in Mexico City. Separately, Insight Schools, our online high school provider, started the 2008 school year with 11 schools in 10 states, and finally, Meritus, our new Canadian university, had its ribbon cutting ceremony last month and recently began enrolling its first cohort of students. We are pleased with the progress we made this year toward our goal of being a leading global institution.”
Instructional costs and services increased by $35.1 million, or 10.7% to $362.3 million for the three months ended August 31, 2008, from $327.2 million in the three months ended August 31, 2007. As a percentage of net revenue, instructional costs and services declined to 43.6% versus 45.8% in the prior year quarter, primarily as a result of decreases as a percentage of net revenue, in bad debt expense, classroom lease expenses and depreciation and other instructional costs and services. These decreases were partially offset by an increase, as a percentage of net revenue, in employee compensation and related expenses which is due, in part, to investments in Insight Schools and Apollo Global, as well as increases in the Company’s compensation rates for academic and financial counselors.
As previously reported, during the first quarter of fiscal 2008, the Company reviewed the components of bad debt expense and identified certain items that should have been classified as discounts or refunds (reduction of tuition revenue) rather than bad debt expense. No reclassification was made for prior periods as the amounts were not material to prior period financial statements and had no effect on reported net income. Had the Company reclassified these items in the fourth quarter of fiscal 2007, the amounts reported for net revenue and bad debt expense would have been $6.5 million lower. On a comparable basis, bad debt expense, as a percentage of net revenue, decreased approximately 140 basis points from 4.4% in the fourth quarter of fiscal 2007 to 3.0% in the fourth quarter of fiscal 2008. This decrease is primarily due to the continued focus on front-end collections as well as improvements in student retention rates.
Selling and promotional expenses increased by $49.3 million, or 28.4%, to $223.1 million for the three months ended August 31, 2008, from $173.8 million in the three months ended August 31, 2007. As a percentage of net revenue, selling and promotional expenses increased 250 basis points to 26.8%, from 24.3% in the prior year’s fourth quarter. This was a result of an increase, as a percentage of net revenue, in enrollment counselors’ compensation and related expenses, advertising and other selling and promotional expenses which includes expenses related to Aptimus which the Company acquired in the first quarter of 2008. The Company continues to invest in marketing to build greater brand identity as well as to drive and support future enrollment growth. As a result, selling and promotional expenses may continue to increase in the near-term; however, the Company believes its efforts and investments will help it reduce these costs over the long-term.
General and administrative (“G&A”) expenses for the three months ended August 31, 2008, declined by $14.3 million, or 23.0%, to $48.0 million, from $62.3 million in the three months ended August 31, 2007. As reported, G&A, as a percentage of net revenue, decreased to 5.8% in the fourth quarter of 2008, versus 8.7% in the comparable period a year ago. Excluding special items in the fourth quarter of fiscal 2007, primarily related to the stock option investigation and restatement costs of $6.4 million, G&A expenses were $55.9 million, or 7.8% of net revenue, for the three months ended August 31, 2007. The 200 basis point decline to 5.8%, as a percentage of net revenue, in the fourth quarter of 2008, is mainly attributable to a decrease in share-based compensation expense, due primarily to the forfeiture of unvested options related to the departure of the former President of Apollo Group in June 2008.
Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for fiscal 2008.

	Q1 2008	Q2 2008	Q3 2008	Q4 2008
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$773,114	$692,355	$819,445	$820,139
Less: Discounts and other	(35,083)	(41,463)	(39,231)	(45,382)

Degree Seeking Net Revenues (1)	738,031	650,892	780,214	774,757
Non-degree Seeking Revenues (1)	5,038	5,322	10,171	12,916
Other (2)	37,605	37,429	44,832	43,724

	$780,674	$693,643	$835,217	$831,397

Revenue by Degree Type (in thousands) (1)
Associates	$218,642	$204,050	$248,171	$263,220
Bachelors	360,324	315,127	365,960	361,569
Masters	179,414	158,649	188,917	178,686
Doctoral	14,734	14,529	16,397	16,664
Less: Discounts and other	(35,083)	(41,463)	(39,231)	(45,382)

	$738,031	$650,892	$780,214	$774,757

Degreed Enrollment (rounded to hundreds) (3)
Associates	114,300	121,200	134,300	146,500
Bachelors	137,800	136,400	137,900	141,800
Masters	67,300	67,000	67,300	67,700
Doctoral	5,600	5,600	5,800	6,100

	325,000	330,200	345,300	362,100

Degree Seeking Gross Revenues per Degreed Enrollment (1) (3)
Associates	$1,913	$1,684	$1,848	$1,797
Bachelors	2,615	2,310	2,654	2,550
Masters	2,666	2,368	2,807	2,639
Doctoral	2,631	2,594	2,827	2,732
All degrees (after discounts)	2,271	1,971	2,260	2,140

New Degreed Enrollments (rounded to hundreds) (4)
Associates	33,700	31,100	37,100	41,500
Bachelors	21,800	21,500	21,900	27,200
Masters	12,400	11,800	11,600	13,600
Doctoral	800	600	800	800

	68,700	65,000	71,400	83,100

(1)	Represents information for University of Phoenix and associate’s degree students enrolled in Western International University. Degree seeking students (and related revenues) include students enrolled in degree programs or participating in certificate programs of at least 18 credit hours in length with some course applicability into a related degree program. Non-degree seeking students include all other certificate programs, single course and continuing education students.

(2)	Represents revenues from IPD, CFP, Western International University (excluding associate’s degree students), Insight Schools, Apollo Global and other.

(3)	Represents individual students enrolled in a University of Phoenix degree program or Western International University associate’s degree program who attended a course during the quarter and did not graduate as of the end of the quarter. Degreed Enrollment for a quarter also includes any student who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree.) In addition, Degreed Enrollment includes students participating in certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(4)	Represents any individual student enrolled in a University of Phoenix degree program or Western International University associate’s degree program who is a new student and started a course in the quarter, any individual student who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of an associate’s degree program returns for a bachelor’s degree, or a graduate of a bachelor’s degree program returns for a master’s degree), as well as any individual student who started a degree program in the quarter and had been out of attendance for greater than 12 months. In addition, New Degreed Enrollments includes students who during the quarter started participating in certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

2008 Fiscal Year-End Results of Operations
Consolidated revenues for the fiscal year ended August 31, 2008, were $3.1 billion, a 15.3% increase over fiscal 2007. Average quarterly Degreed Enrollment grew by 12.1% for fiscal 2008 as compared to fiscal 2007.
The Company reported net income of $476.5 million, or $2.87 per share, (165.9 million weighted average diluted shares outstanding), and $408.8 million, or $2.35 per share, (173.6 million weighted average diluted shares outstanding) for fiscal years 2008 and 2007, respectively. During fiscal 2008, the Company repurchased approximately 9.8 million shares of its common stock at a weighted average purchase price of approximately $46 for a total expenditure of $454 million. The Company currently has an outstanding share repurchase authorization of up to $500 million.
Before giving effect to a $9.5 million gain (including interest) from a third party’s forfeiture of an escrow deposit due to the expiration of their option to purchase the Company’s headquarters building, in fiscal 2008, and to special items related to the stock option investigation and restatement costs of $33.8 million in fiscal 2007, net income increased 9.6% to $470.7 million, or $2.84 per share in fiscal 2008, as compared to net income of $429.3 million, or $2.47 per share in fiscal 2007.
Excluding total share-based compensation of $53.6 million and the $9.5 million gain, described above, in fiscal 2008, and share-based compensation expense of $54.0 million and stock option investigation and restatement costs of $21.7 million (net of the $12.1 million stock option modification included in share-based compensation) in fiscal 2007, net income would have been $503.3 million, or $3.03 per share in fiscal 2008, as compared to net income of $454.8 million, or $2.62 per share in fiscal 2007.
(See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
Unaudited Balance Sheet
As of August 31, 2008, the Company’s cash, cash equivalents, and marketable securities, excluding restricted cash, totaled $511.5 million as compared to $392.7 million as of August 31, 2007. During the fourth quarter of fiscal 2008, the $95.0 million appeal bond posted in February 2008 was released when the District Court vacated the earlier judgment in the Company’s securities class action lawsuit and entered judgment in favor of Apollo Group. As a result, the $95.0 million was removed from restricted cash and is included in cash and cash equivalents.
Restricted cash and student deposits increased by approximately $87.7 million and $85.3 million since August 31, 2007, respectively. These increases were primarily due to increased student enrollment and to increases in Title IV funds available to students.
At August 31, 2008, accounts receivable increased to $221.9 million from $190.9 million at August 31, 2007. The increase includes a combined $29.9 million in student account receivables at Universidad de Artes, Ciencias y Comunicación (“UNIACC”) and ULA. Excluding this amount and the associated revenue, the Company’s days sales outstanding (“DSO”) declined to

29 days for the fourth quarter of fiscal 2008 as compared to 38 days for the fourth quarter of fiscal 2007. The decrease in DSO is primarily due to improvements in processing time for the receipt of student financial aid and the write-off of approximately $125.7 million in previously reserved uncollectible accounts receivable during the year.
Goodwill increased by $56.3 million to $86.0 million at August 31, 2008, from $29.6 million at August 31, 2007, and intangible assets, net, increased by $20.9 million to $23.1 million at August 31, 2008, from $2.2 million at August 31, 2007. The increases in both accounts were primarily due to the acquisition of Aptimus, Inc. in the first quarter of fiscal 2008, and Apollo Global’s acquisitions of UNIACC and ULA during the third and fourth quarters of fiscal 2008, respectively.
Long-term liabilities (including the current portion) increased by $100.0 million to $193.0 million at August 31, 2008, from $93.0 million at August 31, 2007, primarily due to the reclassification from income taxes payable of approximately $53.0 million related to the adoption of FIN 48, Accounting for Uncertain Tax Positions, as well as additional capital lease obligations and other borrowings associated with Apollo Global’s acquisitions.
Total deferred revenue at August 31, 2008, increased to $231.3 million from $167.3 million at August 31, 2007. The increase is principally due to increased student enrollment.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 PM Eastern, 2:00 PM Phoenix time, today, Tuesday, October 28, 2008. The call may be accessed by dialing (877) 292-6888 (domestic) or (706) 634-1393 (international). The conference ID number is 63579735. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or at (706) 645-9291 (conf. ID # 63579735) until November 7, 2008.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. It also owns Aptimus, a provider of innovative digital media solutions. The Company’s distinctive educational programs and services are provided at the high school, undergraduate and graduate levels in 40 states (as of August 31, 2008) and the District of Columbia; Puerto Rico; Alberta and British Columbia, Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world.
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities

Litigation Reform Act of 1995.  These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors.  For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.
-Tables to Follow-

Apollo Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	As of August 31,
($ in thousands)	2008	2007
Assets:
Current assets
Cash and cash equivalents	$483,195	$339,319
Restricted cash and cash equivalents	384,155	296,469
Marketable securities, current portion	3,060	31,278
Accounts receivable, net	221,919	190,912
Deferred tax assets, current portion	55,434	50,885
Other current assets	21,780	16,515

Total current assets	1,169,543	925,378
Property and equipment, net	439,135	364,207
Marketable securities, less current portion	25,204	22,084
Goodwill	85,968	29,633
Intangible assets, net	23,096	2,214
Deferred tax assets, less current portion	89,499	80,077
Other assets	27,967	26,270

Total assets	$1,860,412	$1,449,863

Liabilities and Shareholders’ Equity:
Current liabilities
Accounts payable	$46,589	$80,729
Accrued liabilities	121,200	103,651
Current portion of long-term liabilities	47,228	21,093
Income taxes payable	6,111	43,351
Student deposits	413,302	328,008
Current portion of deferred revenue	231,179	167,003

Total current liabilities	865,609	743,835
Deferred revenue, less current portion	104	295
Deferred tax liabilities	2,743	—
Long-term liabilities, less current portion	145,791	71,893

Total liabilities	1,014,247	816,023

Commitments and contingencies

Minority Interest	11,956	—

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	—	—
Apollo Group Class A treasury stock, at cost	(1,757,277)	(1,461,368)
Retained earnings	2,595,340	2,096,385
Accumulated other comprehensive loss	(3,958)	(1,281)

Total shareholders’ equity	834,209	633,840

Total liabilities and shareholders’ equity	$1,860,412	$1,449,863

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended
	August 31,		August 31,
(in thousands, except per share data)	2008	2007	2008	2007
Net revenue	$831,397	$713,922	$3,140,931	$2,723,793

Costs and expenses:
Instructional costs and services	362,268	327,247	1,370,878	1,237,491
Selling and promotional	223,137	173,783	805,395	659,059
General and administrative	47,990	62,348	215,192	201,546
Estimated securities litigation loss	(169,966)	—	—	—

Total costs and expenses	463,429	563,378	2,391,465	2,098,096

Income from operations	367,968	150,544	749,466	625,697
Interest income and other, net	12,350	9,660	33,388	31,600

Income before income taxes and minority interest	380,318	160,204	782,854	657,297
Provision for income taxes	(151,094)	(57,044)	(306,927)	(248,487)
Minority interest, net of tax	369	—	598	—

Net income	$229,593	$103,160	$476,525	$408,810

Earnings per share:

Basic income per share	$1.45	$0.61	$2.90	$2.37

Diluted income per share	$1.43	$0.60	$2.87	$2.35

Basic weighted average shares outstanding	158,719	169,770	164,109	172,309

Diluted weighted average shares outstanding	160,118	171,347	165,870	173,603

Apollo Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	Year Ended August 31,
($ in thousands)	2008	2007
Cash flows provided by (used in) operating activities:
Net income	$476,525	$408,810
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	53,570	54,027
Excess tax benefits from share-based compensation	(18,648)	(4,022)
Depreciation and amortization	79,726	71,115
Amortization of deferred gain on sale-leaseback	(1,786)	(1,763)
Non-cash foreign currency losses, net	2,825	—
Amortization of marketable securities discount and premium, net	90	268
Provision for uncollectible accounts receivable	104,201	120,614
Minority interest, net of tax	(598)	—
Deferred income taxes	(6,624)	(46,040)
Changes in assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(105,726)	(150,943)
Other assets	(7,285)	(1,912)
Accounts payable and accrued liabilities	(14,155)	31,174
Income taxes payable	21,667	(2,440)
Student deposits	85,294	73,878
Deferred revenue	35,281	31,003
Other liabilities	21,649	4,853

Net cash provided by operating activities	726,006	588,622

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(92,471)	(61,185)
Additions to land and buildings related to new headquarters	(12,408)	(43,366)
Acquisitions, net of cash acquired	(93,763)	(15,079)
Purchase of marketable securities	(875,205)	(1,575,635)
Maturities of marketable securities	900,715	1,621,636
Increase in restricted cash and cash equivalents	(87,686)	(58,163)
Purchase of other assets	—	(143)

Net cash used in investing activities	(260,818)	(131,935)

Cash flows provided by (used in) financing activities:
Payments on long-term debt	(1,043)	—
Payments on line of credit	(250,392)	—
Borrowings under lines of credit	250,991	—
Purchase of Apollo Group Class A common stock	(454,362)	(437,735)
Issuance of Apollo Group Class A common stock	102,969	7,738
Minority interest contributions	12,149	—
Excess tax benefits from share-based compensation	18,648	4,022

Net cash used in financing activities	(321,040)	(425,975)

Exchange rate effect on cash and cash equivalents	(272)	(451)

Net increase in cash and cash equivalents	143,876	30,261
Cash and cash equivalents, beginning of year	339,319	309,058

Cash and cash equivalents, end of year	$483,195	$339,319

Supplemental disclosure of cash flow information
Cash paid during the year for income taxes	$289,630	$293,089
Cash paid during the year for interest	$2,874	$231
Supplemental disclosure of non-cash investing and financing activities
Credits received for tenant improvements	$9,604	$5,378
Purchases of property and equipment included in accounts payable	$4,072	$6,169
Settlement and reclassification of liability awards	$16,655	$7,011
Fair value adjustments for liability-classified awards	$—	$6,952
Unrealized loss on auction-rate securities	$1,621	$—

Apollo Group, Inc. and Subsidiaries
Detailed Expense Tables
(unaudited)
Instructional costs and services

			% of Revenues
	Three Months		Three Months
	Ended August 31,		Ended August 31,		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Employee compensation and related expenses	$131.0	$109.2	15.8%	15.3%	20.0%
Faculty compensation	75.1	63.1	9.0%	8.8%	19.0%
Classroom lease expenses and depreciation	56.5	52.4	6.8%	7.3%	7.8%
Other instructional costs and services	50.2	46.9	6.0%	6.6%	7.0%
Bad debt expense	24.9	37.3	3.0%	5.2%	(33.2%)
Financial aid processing costs	20.7	17.9	2.5%	2.5%	15.6%
Share-based compensation	3.9	0.4	0.5%	0.1%	875.0%

Instructional costs and services	$362.3	$327.2	43.6%	45.8%	10.7%

Selling and promotional expenses

			% of Revenues
	Three Months		Three Months
	Ended August 31,		Ended August 31,		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Enrollment counselors’ compensation and related expenses	$102.2	$85.2	12.3%	11.9%	20.0%
Advertising	92.1	73.5	11.1%	10.3%	25.3%
Other selling and promotional expenses	28.0	15.0	3.3%	2.1%	86.7%
Share-based compensation	0.8	0.1	0.1%	0.0%	700.0%

Selling and promotional expenses	$223.1	$173.8	26.8%	24.3%	28.4%

General and administrative expenses

			% of Revenues
	Three Months		Three Months
	Ended August 31,		Ended August 31,		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Employee compensation and related expenses	$24.9	$21.6	3.0%	3.0%	15.3%
Share-based compensation	(0.6)	12.7	(0.1%)	1.8%	(104.7%)
Legal, audit, and corporate insurance	6.8	6.4	0.8%	0.9%	6.3%
Administrative space and depreciation	6.2	5.5	0.7%	0.8%	12.7%
Other general and administrative expenses	10.7	16.1	1.4%	2.2%	(33.5%)

General and administrative expenses	$48.0	$62.3	5.8%	8.7%	(23.0%)

     The table below details special items included in general and administrative expenses.

	Three Months
	Ended August 31,
($ in millions)	2008	2007	Line item included in above
Fair value adjustment for former employee stock options	$—	$4.3	Other general and administrative expenses
Stock option investigation/ financial statement restatement	—	2.1	Other general and administrative expenses

Subtotal	$—	$6.4

Apollo Group, Inc. and Subsidiaries
Detailed Expense Tables
(unaudited)
Instructional costs and services

			% of Revenues
	Year Ended		Year Ended
	August 31,		August 31,		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Employee compensation and related expenses	$491.1	$424.4	15.6%	15.6%	15.7%
Faculty compensation	272.5	236.9	8.7%	8.7%	15.0%
Classroom lease expenses and depreciation	214.2	205.2	6.8%	7.5%	4.4%
Other instructional costs and services	189.9	173.3	6.0%	6.4%	9.6%
Bad debt expense	104.2	120.6	3.3%	4.4%	(13.6%)
Financial aid processing costs	78.4	63.8	2.5%	2.3%	22.9%
Share-based compensation	20.6	13.3	0.7%	0.5%	54.9%

Instructional costs and services	$1,370.9	$1,237.5	43.6%	45.4%	10.8%

Selling and promotional expenses

			% of Revenues
	Year Ended		Year Ended
	August 31,		August 31,		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Enrollment counselors’ compensation and related expenses	$385.8	$320.3	12.3%	11.8%	20.4%
Advertising	322.5	277.7	10.3%	10.2%	16.1%
Other selling and promotional expenses	93.5	58.0	2.9%	2.1%	61.2%
Share-based compensation	3.6	3.1	0.1%	0.1%	16.1%

Selling and promotional expenses	$805.4	$659.1	25.6%	24.2%	22.2%

General and administrative expenses

			% of Revenues
	Year Ended		Year Ended
	August 31,		August 31,		% Change
($ in millions)	2008	2007	2008	2007	2008 vs. 2007
Employee compensation and related expenses	$93.8	$71.9	3.0%	2.6%	30.5%
Share-based compensation	29.4	37.6	0.9%	1.4%	(21.8%)
Legal, audit, and corporate insurance	25.8	15.5	0.8%	0.6%	66.5%
Administrative space and depreciation	24.8	21.1	0.8%	0.8%	17.5%
Other general and administrative expenses	41.4	55.4	1.4%	2.0%	(25.3%)

General and administrative expenses	$215.2	$201.5	6.9%	7.4%	6.8%

The table below details special items included in general and administrative expenses.

	Year Ended
	August 31,
($ in millions)	2008	2007	Line item included in above
Stock option investigation / financial statement restatement	$—	$14.7	Other general and administrative expenses
Stock option modifications	—	12.1	Share-based compensation
Fair value adjustment for former employee stock options	—	7.0	Other general and administrative expenses

Subtotal	$—	$33.8

Reconciliation of GAAP financial information to non-GAAP financial information

	Three Months				Year
	Ended August 31,				Ended August 31,
(in millions, except per share data)	2008		2007		2008		2007
Net income as reported	$229.6		$103.2		$476.5		$408.8

Reconciling items:
Gain on termination of sale and leaseback option	(9.5	) (1)	—		(9.5	) (1)	—
Estimated securities litigation loss	(170.0	) (2)	—		—		—
Fair value adjustment for former employee stock options	—		4.3	(3)	—		7.0	(3)
Option investigation and restatement costs	—		2.1	(4)	—		14.7	(4)
Stock option modifications	—		—		—		12.1	(5)

	(179.5)		6.4		(9.5)		33.8
Less: tax effects	70.4		(2.5)		3.7		(13.3)

	(109.1)		3.9		(5.8)		20.5

Net income adjusted to exclude special items	$120.5		$107.1		$470.7		$429.3

Diluted income per share adjusted to exclude special items	$0.75		$0.62		$2.84		$2.47

Net income as reported	$229.6		$103.2		$476.5		$408.8

Reconciling items:
Gain on termination of sale and leaseback option	(9.5	) (1)	—		(9.5	) (1)	—
Estimated securities litigation loss	(170.0	) (2)	—		—		—
Fair value adjustment for former employee stock options	—		4.3	(3)	—		7.0	(3)
Option investigation and restatement costs	—		2.1	(4)	—		14.7	(4)
Share-based compensation	4.1	(6)	13.2	(6)	53.6	(6)	54.0	(6)

	(175.4)		19.6		44.1		75.7
Less: tax effects	68.8		(7.7)		(17.3)		(29.7)

	(106.6)		11.9		26.8		46.0

Net income adjusted to exclude share-based compensation expense and special items	$123.0		$115.1		$503.3		$454.8

Diluted income per share adjusted to exclude share-based compensation expense and special items	$0.77		$0.67		$3.03		$2.62

Diluted weighted average shares outstanding	160.1		171.3		165.9		173.6

(1)	The $9.5 million gain during the three months and year ended August 31, 2008 represents the gain associated with the termination of an option agreement related to our headquarters land and building.

(2)	The $170.0 million gain during the three months ended August 31, 2008 represents the reversal of the charge for the securities litigation loss.

(3)	The $4.3 million and $7.0 million in charges for the three months and year ended August 31, 2007, respectively, represent fair value adjustments to the stock options of former employees.

(4)	The $2.1 million and $14.7 million in charges for the three months and year ended August 31, 2007, respectively, represent costs related to the stock option investigation and restatement.

(5)	The $12.1 million in charges for the year ended August 31, 2007 represents stock option modifications.

(6)	Share-based compensation was $4.1 million and $53.6 million for the three months and year ended August 31, 2008, respectively, compared with $13.2 million and 54.0 million (including $12.1 million related to stock option modifications) for the three months and year ended August 31, 2007, respectively.

Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu / Janess Pasinski ~ (602)
557-1719 ~ janess.pasinski@apollogrp.edu
Media Contact:
Wendy Paul ~ (866) 222-8910 ~ wendy.paul@phoenix.edu